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                                    EXHIBIT 2

                               SECOND AMENDMENT TO
                               AGREEMENT TO MERGE
                           AND PLAN OF REORGANIZATION


         THIS SECOND AMENDMENT TO THE AGREEMENT TO MERGE AND PLAN OF REORGANIZATION (the "Second Amendment") is entered into as of August 3, 2001, among Mid-State Bank & Trust, a banking company organized under the laws of California ("BANK"), being located in Arroyo Grande, California, Mid-State Bancshares, a corporation and registered bank holding company organized under the laws of California ("ACQUIROR") located in Arroyo Grande, California, Americorp, a corporation and registered bank holding company organized under the laws of California ("TARGET") located in Ventura, California, and American Commercial Bank, a banking company organized under the laws of California ("TARGET BANK"), located in Ventura, California.

         WHEREAS, Acquiror, Bank, Target and Target Bank entered into an Agreement to Merge and Plan of Reorganization dated as of April 9, 2001 as subsequently amended on May 24, 2001 (as so amended, the "Agreement");

         WHEREAS, the Parties wish to make certain changes and amendments to the Agreement which they believe to be in the best interest of their respective shareholders;

         NOW, THEREFORE, in consideration of the premises and mutual promises of the parties, the Parties hereto agree as follows:

1. The following definitions are hereby added to Section 1.1 or, in the event that the definition is already contained in the Agreement, amended in full as follows:

         "`CASH PRORATION FACTOR' shall have the meaning given such term in
         Section 2.7(d)."

         "`EXCHANGE RATIO' means the number of shares of Acquiror Stock into which a share of Target Stock shall be converted which shall be equal to the amount (to the nearest ten thousandth) as set forth herein below:

         (i) If the Average Closing Price is not less than $15.15 and is not more than $17.61, the Exchange Ratio shall be calculated by dividing $28.75 by the Average Closing Price;

         (ii) If the Average Closing Price is more than $17.61, but not more than $18.42, the Exchange Ratio shall be 1.6335;

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         (iii) If the Average Closing Price is more than $18.42, the Exchange
         Ratio shall be calculated by dividing $30.09 by the Average Closing Price; provided, however, that if Acquiror shall have entered into a definitive agreement for a Change of Control (which definitive agreement shall not have terminated at the Effective Time) and the Average Closing Price is more than $18.42, the Exchange Ratio shall be 1.6335;

         (iv) If the Average Closing Price is less than $15.15 but not less than $14.00, the Exchange Ratio shall be 1.8977;

         (v) If the Average Closing Price is less than $14.00, the Exchange Ratio shall be calculated by dividing $26.57 by the Average Closing Price subject to Acquiror's right to terminate the Agreement as set forth in Section 10.1(g).


         "`MAXIMUM STOCK AMOUNT' shall have the meaning given such term in
         Section 2.7(c)."

         "STOCK PRORATION FACTOR' shall have the meaning given such term in
         Section 2.7(d)."

2. The definitions of "Litigation Contingencies" and "Litigation Expenses" are hereby eliminated.

3.       Section 2.7 is hereby amended to read as follows:

         "2.7     ELECTION AND PRORATION PROCEDURES.

         (a) An election form and other appropriate and customary transmittal materials in such form as Acquiror and Target shall mutually agree ("Election Form") shall be mailed no less than 35 days prior to the anticipated Effective Time or on such other date as Target and Acquiror shall mutually agree ("Mailing Date") to each holder of record of Target Stock as of five Business Days prior to the Mailing Date ("Election Form Record Date"). Acquiror shall make available one or more Election Forms as maybe reasonably requested by all persons who become holders (or beneficial owners) of Target Stock after the Election Form Record Date and prior to the Election Deadline (as defined below), and Target shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect (an "Election") to receive either (i) Acquiror Stock (a "Stock Election") with respect to all of such holder's Target Stock, (ii) cash (a "Cash Election") with respect to all of such holder's Target Stock, or (iii) a specified number of shares of Target Stock to receive Acquiror Stock (a "Combination Stock Election") and a specified number of shares of Target Stock to receive cash

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         (a "Combination Cash Election"), subject to the provisions contained in this Agreement. Any Target Stock (other than Target Dissenting Shares) with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent, an effective, properly completed Election Form received prior to the Election
         Deadline shall be deemed to be "Undesignated Shares" hereunder.

         (b) Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form by 5:00 P.M. Pacific Time on or before the 30th day following the Mailing Date, or such other time and date as Acquiror and Target may mutually agree (the "Election Deadline"). An Election Form shall be deemed properly completed only if an Election is indicated for each share of Target Stock covered by such Election Form and if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Target Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Target Stock represented by such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly completed and made with respect to such shares on or before the Election Deadline, and Acquiror shall cause the certificates representing such shares of Target Stock to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of Acquiror and Target required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither Acquiror nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

         (c) For purposes of this Section 2.7, the following definitions shall apply:

         (i) "Total Consideration" shall mean the SUM of (A) the product of (1) the Average Closing Price and (2) the number of shares of Acquiror Stock actually issued to holders of Target Stock in the Merger, (B) the amount of cash actually issued to holders of Target Stock in the Merger pursuant to Cash Elections, Combination Cash Elections or as the Cash Proration Factor (as hereinafter defined), (C) the amount of cash actually issued to holders of Target Stock in the Merger in lieu of fractional shares of Acquiror Stock, and (D) an amount equal to the number of shares of Target Dissenting Shares (as to which the holder's demand to exercise

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         dissenter's rights shall not have been withdrawn as of the Effective
         Time) MULTIPLIED by the greater of (1) the product of the Exchange Ratio and the Average Closing Price and (2) the Per Share Cash Consideration. The term "Total Consideration" shall not include, nor shall any effect be given to, substitute options granted pursuant to section 7.4 (b) or any cash payments pursuant to section 7.4 (c).

         (ii) "Minimum Stock Amount" shall mean the lowest whole number of shares of Acquiror Stock which, if multiplied by the Average Closing Price, results in a dollar amount at least equal to 60 percent of the Total Consideration.

         (iii) "Maximum Stock Amount" shall mean the lowest whole number of shares of Acquiror Stock which, if multiplied by the Average Closing Price, results in a dollar amount equal to 70 percent of the Total Consideration

         (d) As promptly as practicable after the Effective Time, but not later than 10 days after the Effective Time, Acquiror shall use its best efforts to cause the Exchange Agent to effect the allocation among the holders of Target Stock of rights to receive Acquiror Stock or cash in the Merger as follows:

         (i) If the product of (A) the aggregate number of shares of Target Stock for which Stock Elections and Combination Stock Elections shall have effectively been made, and (B) the Exchange Ratio, exceeds the Maximum Stock Amount, then, to the extent necessary so that the number of shares of Acquiror Stock to be issued in the Merger shall be not greater than the Maximum Stock Amount and the number of shares of Acquiror Stock to be issued in the Merger shall be at least equal to the Minimum Stock Amount, the Exchange Agent shall make the following allocations and adjustments in the following order:

         (1) shares of Target Stock for which effective Cash Elections or Combination Cash Elections have been made and all Undesignated Shares shall be converted into the right to receive cash in an amount equal to the Per Share Cash Consideration;

         (2) if after applying the allocation in (1), the Maximum Stock Amount is still exceeded, then a stock proration factor (the "Stock Proration Factor") shall be determined by dividing (x) the Maximum Stock Amount by (y) the product of the total number of shares of Target Stock with respect to which effective Stock Elections and Combination Stock Elections were made multiplied by (z) the Exchange Ratio. Each holder of Target Stock who made an effective Stock Election or Combination Stock Election shall be entitled to:

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               (a)  the number of shares of Acquiror Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Target Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) the Stock Proration Factor; and

               (b) cash in an amount equal to the product of (x) the Per Share Cash Consideration, multiplied by (y) the number of shares Target Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) one minus the Stock Proration Factor.

         (ii) If the conversion of the shares of Target Stock for which Stock Elections and Combination Stock Elections shall have effectively been made (based upon the Exchange Ratio) would not result in a number of shares of Acquiror Stock being issued that is at least equal to the Minimum Stock Amount (which shall be determined for this purpose on the assumption that all shares of Target Stock [other than (A) those for which Stock Elections or Combination Stock Elections have been made or
         (B) are Undesignated Shares] would be entitled to receive the Per Share Cash Consideration), then, to the extent necessary so that the number of shares of Acquiror Stock to be issued in the Merger shall be at least equal to the Minimum Stock Amount, the Exchange Agent shall make the following allocations and adjustments in the following order:

         (1) each holder of Target Stock who made an effective Stock Election or Combination Stock Election shall receive the number of shares of Acquiror Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Target Stock covered by such Stock Election or Combination Stock Election;

         (2) the Exchange Agent shall select by lot such number of holders of Undesignated Shares to receive Acquiror Stock as shall be necessary so that the shares of Acquiror Stock to be received by those holders, when combined with the number of shares of Acquiror Stock for which a Stock Election or Combination Stock Election has been made shall be equal to at least the Minimum Stock Amount. If all Undesignated Shares plus all shares as to which Stock Elections and Combination Stock Elections have been made together are less than, and not approximately equal to, the Minimum Stock Amount, then;


         (3) a cash proration factor (the "Cash Proration Factor") shall be determined by dividing (x) the Minimum Stock Amount (less the shares for which an effective Stock Election and Combination Stock Election has been made, plus all the Undesignated Shares) by (y) the product of
         (i) the sum of the total number of shares of Target Stock with respect to which effective Cash Elections and Combination Cash Elections were made multiplied by (ii) the Exchange Ratio. Each holder of Target Stock who made an effective Cash Election or Combination Cash Election shall be entitled to:

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               (a)  cash equal to the product of (x) the Per Share Cash
                    Consideration, multiplied by (y) the number of shares of Target Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) one minus the Cash Proration Factor; and

               (b) the number of shares of Acquiror Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Target Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) the Cash Proration Factor.

         (iii) If the aggregate number of shares of Target Stock for which Stock Elections and Combination Stock Elections shall have effectively been made would result in a number of shares of Acquiror Stock being issued that is at least equal to the Minimum Stock Amount but does not exceed the Maximum Stock Amount,

         (1) the shares of Target Stock for which effective Stock Elections and Combination Stock Elections have been made shall be converted into the right to receive Acquiror Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Target Stock covered by such Stock Elections and Combination of Stock Elections;

         (2) the shares of Target Stock for which effective Cash Elections and Combination Cash Elections have been made shall be converted into the right to receive the Per Share Cash Consideration; and

         (3) the Undesignated Shares shall be converted into the right to receive the Per Share Cash Conderation.

         (iv) Notwithstanding any other provision of this Agreement, if, after applying the allocation rules set forth in the preceding subsections of this Section 2.7(d), the aggregate value of the shares of Acquiror Stock that would be issued pursuant to the Merger (valued at the Average Closing Price) is less than 60 percent of the Total Consideration or more than 70 percent of the Total Consideration, Acquiror and Target shall be authorized to reallocate shares of Acquiror Stock and cash among the holders of the Target Stock in good faith and in such a manner as they reasonably determine to be fair and equitable, or to vary the number of shares of Acquiror Stock to be issued in the Merger, in a manner such that the number of shares of Acquiror Stock to be issued in the Merger shall be not less than the Minimum Stock Amount nor more than the Maximum Stock Amount.

         (v) Notwithstanding any other provision of this Agreement (other than Section 2.7(d)(iv) hereof), if any share of Target Dissenting Shares fails to become Target Perfected Dissenting Shares, such Target Dissenting Shares shall automatically be converted into and represent the right to receive the consideration for such shares provided in this Agreement, without interest thereon. The consideration payable

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         for any such shares of Target Dissenting Stock shall be payable in cash, in shares of Acquiror Stock, or in such combination of cash and Acquiror Stock as shall be determined by Acquiror as being necessary or appropriate to preserve the status of the Merger as a "reorganization" within the meaning of section 368(a) of the Code.

         (e) The calculations required by Section 2.7(d) shall be prepared by Acquiror prior to the Effective Time and shall be set forth in a certificate executed by the Chief Financial Officer of Acquiror and furnished to Target at least two Business Days prior to the Effective Time showing the manner of calculation in reasonable detail. Any calculation of a portion of a share of Acquiror Stock shall be rounded to the nearest ten-thousandth of a share, and any cash payment shall be rounded to the nearest cent."

4.   Subsection (c) is hereby added to Section 7.4 to read as follows:

     "(c) In lieu of a substitute stock option provided in Subsection (b) hereof, each optionee shall have the right to elect a cash payment instead of such substitute stock option. Elections shall be in writing and delivered to Acquiror no less than five Business Days prior to the Effective Time. Upon a proper election, such electing optionee will be entitled to receive, after the Effective Time, an amount of cash equal to the product of (i) the Per Share Consideration minus then current exercise price per share pretaining to such option multiplied by (ii) the number of shares then currently exercisable pursuant to such option. No election shall be permitted (and a substitute option shall be granted) if the cash payment to result from such election would result in the Merger and the other transactions contemplated hereby being taxable to the Parties or to the shareholders of Target who receive Acquiror Stock.).

5. All references to a "pooling of interest" are eliminated from the Agreement with it being the intention of the Parties to account for the Merger as a "purchase."

6. Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Agreement.

7. This Second Amendment may be entered into in one or more counterparts, all of which shall be considered one and the same instrument, and it shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

8. Except as herein amended, the Agreement shall remain in full force and effect.

9. This Second Amendment shall be governed by and construed in accordance with the laws of the State of California.

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         WITNESS, the signature of Acquiror, as of the 3rd day of August 2001, set by its Chairman and attested to by its Assistant Secretary, pursuant to a resolution of its Board of Directors, acting by at least a majority:


    MID-STATE BANCSHARES



By: /s/ CARROL R. PRUETT                        Attest: /s/ JAMES G. STATHOS
    ----------------------------                        -----------------------
        Carrol R. Pruett                                    James G. Stathos
        Chairman of the Board                               Assistant Secretary


       WITNESS, the signature of Mid-State Bank & Trust, as of the 3rd day of August, 2001 set by its President and attested to by its Assistant Secretary, pursuant to a resolution of its Board of Directors, acting by at least a majority:


    MID-STATE BANK & TRUST



By: /s/ JAMES W. LOKEY                          Attest: /s/ JAMES G. STATHOS
    ----------------------------                        -----------------------
        James W. Lokey                                      James G. Stathos
        President                                           Assistant Secretary




         WITNESS, the signature of Americorp, as of the 3rd day of August, 2001 set by its Chairman and attested to by its Secretary, pursuant to a resolution of its Board of Directors, acting by at least a majority:


         AMERICORP



By: /s/ ROBERT J. LAGOMARSINO                   Attest: /s/ HARRY MAYNARD
    ----------------------------                        -----------------------
        Robert J. Lagomarsino                               Harry Maynard
        Chairman of the Board                               Assistant Secretary



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       WITNESS, the signature of American Commercial Bank, as of the 3rd day of
August, 2001 set by its President and attested to by its Secretary, pursuant to a resolution of its Board of Directors, acting by at least a majority:

    AMERICAN COMMERCIAL BANK


By: /s/ GERALD J. LUKIEWSKI                     Attest: /s/ HARRY MAYNARD
    ----------------------------                        -----------------------
        Gerald J. Lukiewski                                 Harry Maynard
        President                                           Assistant Secretary




















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